Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-03097) of La-Z-Boy Incorporated of our report dated June 27, 2012 relating to the financial statements of the La-Z-Boy Incorporated Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

June 27, 2012